SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 5, 2006

INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 N. Dearborn, Suite 1200
Chicago, Illinois	60610
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (312) 540-0900

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On June 5, 2006, Inforte Corp. (“Inforte”) executed Amendment No. 1 to Stock Purchase Agreement, dated June 1, 2006, by and between Inforte and Dr. Glenn T. Stoops, pursuant to which the parties agreed to modify the post-closing payment provisions of the Stock Purchase Agreement, dated July 15, 2005, by and between Inforte and Dr. Stoops (the “Stock Purchase Agreement”). Specifically, Inforte agreed that each post-closing payment made to Dr. Stoops under the Stock Purchase Agreement, as amended, will consist, if earned, of $400,000 in cash and 21,142 shares of unregistered Inforte common stock, which number of shares has been calculated on the basis of $100,000 worth of stock valued at a closing price for Inforte shares on April 26, 2006 of $4.73 per share. Under the original Stock Purchase Agreement, post-closing payments to Dr. Stoops consisted, if earned, of $400,000 cash and $100,000 worth of unregistered common stock of Inforte valued at the then current market value of Inforte’s common shares. The timing and conditions relating to any post-closing payments made by Inforte to Dr. Stoops remain the same as under the original Stock Purchase Agreement.

        The foregoing description of Amendment No. 1 to Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the document, which the Company intends to file as an Exhibit in its next Quarterly Report on Form 10-Q.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.
June 7, 2006	By: /s/ Nick Heyes
Nick Heyes
Chief Financial Officer